Exhibit 99.1

FOR IMMEDIATE RELEASE

ITG RELEASES DECEMBER 2009 US
TRADING VOLUMES

NEW YORK, January 11, 2010 — Investment Technology Group, Inc. (NYSE: ITG), a leading agency broker and financial technology firm, today announced that December 2009 US trading volume was 3.4 billion shares and average daily volume (ADV) was 157 million shares. This compares to 3.1 billion shares and ADV of 157 million shares in November 2009 and 4.1 billion shares and ADV of 185 million shares in December 2008.

There were 22 trading days in both December 2009 and December 2008 and 20 trading days in November 2009.

ITG US Trading Activity

December 2009

Total U.S. Shares	# of Trade Days	Total U.S. Volume	Average U.S. Daily Volumes

December	22	3,445,116,481	156,596,204

Year-to-Date:	252	47,289,893,942	187,658,309

Monthly volume statistics reflect commission-generating US volume.  These statistics are preliminary and may be revised in subsequent updates and public filings.  Volume statistics are posted on ITG’s website, www.itg.com, and are available via a downloadable spreadsheet file.

ABOUT ITG

Investment Technology Group, Inc., is a specialized agency brokerage and financial technology firm that partners with asset managers globally to provide innovative solutions spanning the investment continuum. A leader in electronic trading since launching POSIT in 1987, ITG’s integrated approach now includes a range of products from portfolio management and pre-trade analysis to trade execution and post-trade evaluation. Asset managers rely on ITG’s independence, experience, and agility to help mitigate risk, improve performance and navigate increasingly complex markets.  The firm is headquartered in New York with offices in North America, Europe and the Asia Pacific region. For more information on ITG, please visit www.itg.com.

ITG Contact:

J.T. Farley

(212) 444-6259

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